Exhibit 10.3

                            PROPERTY OPTION AGREEMENT

THIS  made and entered into as of the ___ day of __________, 2010.

BETWEEN:

          JOHN AND MARIE BRADY, 1227 Holland Road, Sudbury, Ontario, P3A 3R1;

          (herein "Optionors")

                                                               OF THE FIRST PART

AND:

          WIDESCOPE RESOURCES INC., a company having an office at Suite 208-828 Harbourside Drive, North Vancouver, British Columbia, V7P 3R9

          (herein "Optionee")

                                                              OF THE SECOND PART

WHEREAS the Optionors have represented that they are the sole beneficial owners in and to those mineral claims in Ontario (the "Claims") as more particularly described in Schedule "A" attached hereto and collectively referred to as the Halcyon Property;

AND WHEREAS the Optionors, subject to the Net Smelter Royalty reserved to the Optionors and the obligations under section 10(g) hereof, now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Claims on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of Canada now paid by the Optionee to the Optionors (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1. Definitions

The following words, phrases and expressions shall have the following meanings:

     (a) "After Acquired Properties" means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the currency of this Agreement which are located, in whole or in part, within five kilometres of the perimeter of the Claims;

     (b) "Expenditures" includes all direct or indirect expenses [net of government incentives and net of payments to the Optionors pursuant to
          Section 4 hereof] of or incidental to Mining Operations provided that such expenses must relate to work on the Claims as is acceptable to the MNDM for the purposes of keeping the Claims in good standing. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

     (c) "Facilities" means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities, and other structures, fixtures, and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Claims and relating to the operator of the Claims as a mine or outside the Claims if for the exclusive benefit of the Claims only;

     (d) "Force Majeure" means an event beyond the reasonable control of the Optionee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 0 herein. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents and inclement weather conditions;

     (e) "Mineral Products" means the commercial end products derived from operating the Claims as a mine;

     (f) "Mineral Rights" means the right to all minerals on, in or under the Claims;

     (g)  "Mining Operations" includes:

          (i) every kind of work done on or with respect to the Claims or the mineral products derived therefrom by or under the direction of the Optionee; and

          (ii) without limiting the generality of the foregoing, includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, bonification or ores and concentrates, as well as the separation and extraction of Mineral Products;

     (h)  "MNDM" means the Ontario Ministry of Northern Development and Mines;

     (i)  "Net  Smelter  Royalty"  means that net smelter  royalty as defined in
          Section 0 hereof;

     (j) "Option" means the option granted by the Optionors to the Optionee to acquire, subject to the Net Smelter Royalty reserved to the Optionors and the obligations under section 10(g) hereof, an undivided 100% right, title and interest in and to the Claims;

     (k) "Option Period" means the period from the date hereof to the date at which the Optionee has performed its obligations to acquire its 100% interest in the Claims as set out in Section 0 hereof subject to the Net Smelter Royalty reserved to the Optionors and the obligations under section 10(g) hereof; and

     (l) "Claims" means the mineral claims described in Schedule "A" together with such further claims contiguous to the claims described in Schedule "A" as the parties hereto have mutually agreed to be staked so as to become subject to the Option.

2. Headings

Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3. Singular, Plural

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4. Option

The Optionors hereby grant to the Optionee the sole and exclusive right and option (the "Option") to earn a 100% interest in the Claims, subject to the Net Smelter Royalty reserved to the Optionors and the obligations under section 10(g) hereof, exercisable as follows:

     (a) the Optionee paying the sum of $15,000 to the Optionors by way of cash and issuing 300,000 common shares of the Optionee to the Optionors forthwith upon execution of this Agreement (the "Execution Date");

     (b) on or before that date which is 12 months following the Execution Date the Optionee incurring $22,000 of Expenditures, paying a further $25,000 to the Optionors and issuing to the Optionors a further 200,000 common shares of the Optionee;

     (c) on or before that date which is 24 months following the Execution Date the Optionee, incurring a further $22,000 of Expenditures, paying a further $35,000 to the Optionors and issuing to the Optionors a further 200,000 common shares of the Optionee;

     (d) on or before that date which is 36 months following the Execution Date the Optionee incurring a further $22,000 of Expenditures and paying a further $35,000 to the Optionors; and
upon the Optionee having satisfied the obligations set forth above, the Optionee shall be deemed to have exercised the Option (the "Exercise Date") and shall be entitled to an undivided 100% right, title and interest in and to the Claims with the full right and authority to equip the Claims for production and operate the Claims as a mine subject to the rights of the Optionors to the Net Smelter Royalty and subject to the obligations under section 10(g) hereof. Always provided that if any of the obligations set forth above are not satisfied on or before the date stipulated, the Optionee shall without losing any rights under this Agreement have a further thirty (30) days to satisfy any such obligation.

In connection with the incurring of the Expenditures and as a condition thereof, the Optionee agrees to file with the MNDM all eligible work performed on the Claims within 90 days of the completion of each phase of work.

5. Net Smelter Royalty

The transfer of the Mineral Rights by the Optionors is subject to the Optionors retaining a 2.5% Net Smelter Royalty with respect to the production from the Claims having the following attributes:

     (a) the terms and conditions of the Net Smelter Royalty shall be as set forth in schedule B hereto;

     (b) the Optionee shall have the right to repurchase sixty percent of the Net Smelter Royalty (1.5%) for $1,500,000 at any time prior to the first anniversary date of the commencement of commercial production on the Claims; and

     (c) the Optionee shall be obligated to pay advances on the Net Smelter Royalty of $8,000 per annum, payable as to $4,000 on August 1 and February 1 of each year commencing August 1, 2013 which amounts, for greater certainty shall serve to reduce any amounts otherwise payable on account of the Net Smelter Royalty.

6. Transfer of Title

Upon execution of this Agreement, the Optionors will deliver or cause to be delivered to the Optionee, a duly executed transfer of the Claims in favour of the Optionee (the "Optionee Transfer") to be held in trust by said solicitors subject to the terms and conditions of this Agreement. The Optionee shall be entitled to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Claims into its own name at any time following the Exercise Date provided that in the event the Optionee Transfer is recorded the Optionors shall be entitled to record notice of their interest in the Net Smelter Royalty.

7. Assignment

During the Option Term, no party shall sell, transfer, assign, mortgage, pledge or otherwise encumber its interest in this Agreement or its right or interest in the Claims without the consent of the other parties, such consent to be not unreasonably withheld, provided that any party shall be permitted to assign this Agreement to an "affiliate" or "associate" as those terms are defined in THE

BUSINESS CORPORATIONS ACT (British Columbia). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

The Optionee shall have the right at any time during the term of this Agreement to relinquish its rights to earn an interest in one or more of the Claims or to reduce the size of one or more of the Claims, in accordance with the laws of Ontario, by providing written notice to the Optionors. Pursuant to any such relinquishment the Claims relinquished shall be returned to the Optionor with sufficient work applied to them such that they are in good standing for a period of twelve (12) months from the date of relinquishment. Following any such relinquishment or reduction in size, the Optionee will have no obligation to incur any further exploration and development expenditures on the portion of the Property relinquished or, in the case of a claims that has been reduced in size, on the portion of such claim that has been dropped.

8. Termination

This Agreement shall forthwith terminate in circumstances where:

     (a) the Optionee fails to make the payments for or carry out the Expenditures required in Sections 0 of this Agreement on or before the dates set out herein provided that, in circumstances where the Optionee is prevented from carrying out any of the Expenditures contemplated in Sections 0 prior to the dates set out therein due to Force Majeure, then the Optionee shall forthwith give the Optionors written notice of the commencement and termination of the said Force Majeure and thereafter such dates shall be deemed to have been extended by the period of time during which the Force Majeure remains in effect;

     (b) the Optionee gives 3 months notice of termination to the Optionors which it shall be at liberty to do at any time after the execution of this Agreement and the payment of the amount set forth in clause 0 hereof;

     (c)  this  Agreement is  terminated in  accordance  with the  provisions of section 0 herein; or

     (d)  the parties mutually agree in writing; and

in circumstances where this Agreement terminates prior to the Exercise Date the Optionee shall execute all such documents and do all such things as necessary to transfer legal title to the Claims back to the Optionors.

9. Representations, Warranties and Covenants of the Optionors

The Optionors jointly represent, warrant and covenant to and with the Optionee as follows:

     (a) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which they are a party;

     (b) the Claims are accurately described in Schedule "A", are in good standing under the laws of the jurisdiction in which it is located and are free and clear of all liens, charges and encumbrances other than those of which the Optionee has been advised in writing;

     (c) the Claims have been operated substantially in accordance with all applicable and environmental laws and, to the knowledge of the Optionors there are no environmental conditions existing on the Claims to which any material remedial action is required or any material liability has or may be imposed under applicable environmental law;

     (d) the Optionors are the sole beneficial owners of the Claims and have the exclusive right to enter into this Agreement and all necessary authority to transfer their interest in the Claims in accordance with the terms of this Agreement;

     (e) no person, firm or corporation has any proprietary or possessory interest in the Claims other than the Optionors, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claims;

     (f) upon request by the Optionee, and at the sole cost of the Optionee, the Optionors shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in their possession respecting the Claims; and

     (g)  during the currency of this Agreement, the Optionors will:

          (i) not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

          (ii) not relinquish or abandon all or any part of their interest in the Claims;

          (iii)not mortgage, pledge or encumber the Claims after the Effective Date without the Optionee's prior written consent; and

          (iv) give the Optionee such access to the Property, at all times at its own risk and expense, as the Optionee shall determine, acting reasonably, is necessary to enable it to carry out the terms of this Agreement.

10. Representations, Warranties and Covenants of the Optionee

The Optionee represents, warrants and covenants to and with the Optionors that:

     (a) the Optionee is a company duly organized validly existing and in good standing under the laws of the Province of British Columbia;

     (b) the Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

     (c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

     (d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

     (e) this Agreement constitutes a legal, valid and binding obligation of the Optionee;

     (f) the Optionee shall use its reasonable best efforts to limit the resale restrictions to which the common shares of the Optionee issuable to the Optionors pursuant to Section 0 hereof would be subject to the minimum restrictions provided for under applicable securities laws;

     (g) both during and after the Option Period, the Optionee will keep the Claims in good standing, free and clear of all liens, charges and encumbrances and in connection therewith shall make all such payments, including, but not limited to taxes and filing fees as shall be necessary and including meeting all of the MNDM minimum yearly assessment work requirements and qualified expenditures thereof in order to keep the Claims in good standing, failing which the Optionee shall take all such steps as shall be necessary to reconvey the Claims to the Optionors; and

     (h) the Optionee will carry out all Mining Operations on the Claims in a miner-like fashion and will obtain all licenses and permits as shall be necessary to enable it to carry out the terms of this Agreement.

11. Indemnity and Survival of Representations

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Claims by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

The Optionee agrees to indemnify and save harmless the Optionors from any liability to which it may be subject arising from any Mining Operations carried out by the Optionee or at is direction on the Claims.

12. Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Claims or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

13. Notice

All notices, consents, demands and requests (in this Section 0 called the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

14. Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

15. Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

16. Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of British Columbia. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of THE ARBITRATION ACT of British Columbia.

17. Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18. After Acquired Properties

The parties covenant and agree, each with the other, that any and all After Acquired Properties shall be subject to the terms and conditions of this Agreement and shall, subject to the provisions hereof, be added to and deemed, for the purposes hereof, to be included in the Claims. In this regard any costs incurred by the Optionee in staking, locating, recording or otherwise acquiring any "After Acquired Properties" will be borne by the Optionee. In circumstances where the Optionors stake, locate, record or otherwise acquire any "After Acquired Properties" they shall so notify the Optionee and, provided that the Optionee reimburses the Optionors for all actual costs related thereto, as set forth by the Optionors in writing, such After Acquired Properties shall be added to and deemed, for the purposes hereof, to be included in the Claims.

19. Excess Work Credits

It is acknowledged that there may be excess work credits (the "Excess Credits") on file with MNDM in relation to the Claims as at the date hereof and in such case it is acknowledged and agreed that the Optionors retain title to such Excess Credits and may remove or use them as they in their sole discretion may decide; provided that in removing or using such Excess Credits the Optionors shall always ensure that sufficient Excess Credits remain in place to ensure that the Claims remain in good standing for a period of 12 months from the date of such removal or use.

20. Default

Notwithstanding anything in this Agreement to the contrary if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

21. Technical Data

In circumstances where this Agreement is terminated prior to the Exercise Date, the Optionee shall deliver over to the Optionors all technical data and other documents and information then in its possession respecting the Claims and the Mineral Rights.

22. Payment

All references to monies hereunder shall be in Canadian funds.

23. Option Only

This is an option only and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

24. Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the ____ day of _______________, 2010.

WIDESCOPE RESOURCES INC.

Per:
    ----------------------------------------
    Authorized Signatory


--------------------------------------------
JOHN BRADY


--------------------------------------------
MARIE BRADY

                                  SCHEDULE "A"

                        CLAIMS LIST FOR HALCYON PROPERTY

Location/Township:           The property is located 35 Km NNE of Sudbury in the
                             SE corner of Parkin Twp. at latitude  46o 48' N and
                             Longitude 80o 50' W. The property is readily accessible by driving 30 Km north of Sudbury VIA highway 69 N and Hwy 545 to the Whistle Mine road.
                             Then NE for 10 Km, to within 300m of the property by bushroad.

Commodities:                 Ni, Cu, PGM's,Co; + AU,CU,ZN

Property Description:        46 unpatented mining claim units.

Proposal:                    Terms and work program are open.

Ownership:                   John & Marie  Brady,  1227  Holland  Rd.,  Sudbury,
                             Ontario P3A 3R1. Tel: (705) 525-4129.

Property Geology
and Minerlization:           The property lies +/- 2 KM north and `on strike' of
                             FNX's,   COPPER/PGE  rich  Podolsky  Mine,  and  is
                             adjacent to Brady's Post Creek property.

                             The property is underlain by a suite of Huronian sediments in uncomfortable contact with an Archean volcanic assemblage that includes mafic volcanics with pronounced felsic "lenses", rhyolites and iron formation. A number of quartz diabase dykes intrude along the contact zones.Although only minimal exploration has occured, results have been positive in the identification of geophysical targets. (Em/
                             MAG) and distinct geochemical anomalies of Au, Cu, Zn, As; as well as Ni, Cu, Co, Au.

Work History:
 and Results                 1930 - C. Mcguire - Stripping, trenching - 0.27 oz.
                             Au in mineralized quartzite. ( ref. F.N.M. )

                             1953 - New Alger Mines - Nickel exploration, 4 diamond drillholes from 150-200 ft. on property west boundary. Intersected phyrotite chalcopyrite and arsenopyrite. None of the core was assayed.

                             1987/1988 - Imperial Metals Corp. Airborne Geophysical - identified several EM conductors interpreted as possible sulfide bearing: also mag. anomalies. - Geochemical survey - identified a number of multi-element anomalies in Au, Cu, Zn, As and Ni, Cu, Co, Au. Further work recommended -but no follow up.

Work Hist. Cont....          1992 J.  Brady -  Stripping,  Trenching.  Exposed a
                             sulfide rich felsic-volcanic breccia zone. Minerals identified were chalcopyrite and phyrotite over a 2 m exposed width. This zone is adjacent to a 1 m wide graphite zone that carries 0.056 oz./ton Au.
                             No follow up performed.

The property is 2 Km North West and on strike with the Whistle Mine Offset. (Recent drilling 185 ft. Ni, Cu, Co, Pt., Au, incl. 33 ft. 12.1% Cu, 0.2 % Ni,
0.255 oz./ton precious metals) (1). The former producing Jon Smith Mine is situated 1 Km North of the property (Ni, Cu, Co, Pt) The sedimentary volcanic contact underlying the property is identical to the geology of the Meridian Res. Property which is situated 900m to the North West [0.33 oz. Au x 11 ft.; 0.44 oz. Au x7.5 ft.]. While recent work on the property has outlined several significant exploration targets, none of the recommended follow up work has been performed.

References: - personal Files
            - Resident Geologist Files Sudbury
            - (1)  Northern Miner Aug. 15/ 1994 -

NOTE - In late 1996,  an  excavator  was  utlilized to follow-up on the elevated
       gold-arsenic   results   from  the  Imperial  Metals  Corp.   (1987/1988)
       geo-chemical survey.

       Significant gold results were obtained near the volcanic-sedimentary contact and adjacent to a long, sinuous and brecciated iron formation, assays yielded Au +5g/t. Also, trenching along a diabase contact on the Parkin-Aylmer Twp. line yielded > 16 g/t Au.

       2003/2004 - Champion Bear Res. Drilled a geophysical target hosted in a Mafic Volcanic sequence and encountered modest values in Nickel [.38%] and anomalous Copper/Cobalt.

       GEOCHEMISTRY:
       An MMI Geochem soil survey by Dr. Mark Fedikow identified a number of highly anomalous areas of Ni/Cu/ PGE's and Gold/Copper, which were not followed up. In addition a 2004 Lake/Pond Sediment Geochemical Survey conducted by the OGS [File 6126] shows a number of sites on the Halcyon Property that yielded significant AG; AU; CU; PT; PD values to the 99th percentile. This highly anomalous, Halcyon area is referred to as `ANOMALOUS AREA 6 in the OGS Survey. These 2 geochemical surveys demonstrate a distinct trend of enriched CU; PT; PD; AU; AG from FNX's Podolsky Mine northward through the Post Creek and Halcyon Properties.

          SUMMARY THE PROPERTY IS ON STRIKE AND WITHIN 2 KM OF THE WHISTLE OFFSET DYKE/PODOLSKY MINE

          -A NUMBER OF UNTESTED MAG/EM/IP ANOMALIES
          -A NUMBER OF GEOCHEMICAL MULTI-ELEMENT ANOMALIES,INCLUDING THOSE GENERALLY ASSOCIATED WITH NI/CU/PGE AND AU/CU/ZN MINERALIZATION.
          - SIGNIFICANT BEDROCK GOLD ASSAYS OBTAINED NEAR OLD `B' HORIZON SOIL ANOMALIES.

                                                     JOHN BRADY-UPDATED JAN/2010

                        HALCYON CLAIM LIST [JAN.31/2010]

         SUDBURY MINING DIVISION - 116945 - CHAMPION BEAR RESOURCES LTD.

Township/    Claim       Recording       Claim Due                Percent      Work        Total        Total       Claim
Area         Number        Date             Date        Status    Option     Required     Applied      Reserve       Bank
----         ------        ----             ----        ------    ------     --------     -------      -------       ----
AYLMER      1043484     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043485     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043486     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043487     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043488     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043489     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043490     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      1043491     1989-Jan-16     2012-Jan-16       A        100%       $  400      $ 8,800      $      0      $  0
AYLMER      4212206     2006-Jun-21     2010-Jun-21       A        100%       $6,000      $12,000      $      0      $  0
PARKIN      1211386     1996-May-27     2011-May-27       A        100%       $  800      $10,400      $    506      $  0
PARKIN      1013217     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1013393     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1013395     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1013396     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0

PARKIN      1042958     1988-Dec-12     2012-Dec-12       A        100%       $  400      $ 9,200      $      0      $  0
PARKIN      1042959     1988-Dec-12     2012-Dec-12       A        100%       $  399      $ 9,201      $      0      $  0
PARKIN      1042960     1988-Dec-12     2012-Dec-12       A        100%       $  400      $ 9,200      $      0      $  0
PARKIN      1043292     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043293     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043294     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043295     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043296     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043297     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043492     1989-Jan-26     2010-Jan-26       A        100%       $  147      $ 8,253      $      0      $  0
PARKIN      1043493     1989-Jan-26     2012-Jan-26       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043497     1989-Jan-30     2012-Jan-30       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1043498     1989-Jan-30     2012-Jan-30       A        100%       $  400      $ 8,800      $      0      $  0
PARKIN      1117883     1991-Jan-25     2012-Jan-25       A        100%       $  400      $ 7,600      $      0      $  0
PARKIN      1117884     1991-Jan-25     2012-Jan-25       A        100%       $  400      $ 7,600      $      0      $  0
PARKIN       648539     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $      0      $  0
PARKIN       648540     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $    518      $  0
PARKIN       648547     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $    518      $  0
PARKIN       648548     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $    518      $  0
PARKIN       648699     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $    500      $  0
PARKIN       648700     1983-Mar-04     2012-Mar-04       A        100%       $  400      $11,200      $    518      $  0
PARKIN       682108     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $      0      $  0

PARKIN       682109     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $ 42,893      $  0
PARKIN       682110     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $  7,058      $  0
PARKIN       682111     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $      0      $  0
PARKIN       682112     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $ 79,293      $  0
PARKIN       682113     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $120,479      $  0
PARKIN       682278     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $      0      $  0
PARKIN       682279     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $      0      $  0
PARKIN       682280     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $    500      $  0
PARKIN       682281     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $      0      $  0
PARKIN       682282     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $ 48,023      $  0
PARKIN       682283     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $ 53,293      $  0
PARKIN       682284     1983-Mar-14     2012-Mar-14       A        100%       $  400      $11,200      $  5,722      $  0
PARKIN       894924     1986-Jun-12     2012-Jun-12       A        100%       $  400      $10,000      $      0      $  0
PARKIN       894925     1986-Jun-12     2012-Jun-12       A        100%       $  400      $10,000      $      0      $  0
PARKIN       994723     1987-Dec-23     2012-Dec-23       A        100%       $  400      $ 9,600      $      0      $  0
PARKIN       994724     1987-Dec-23     2012-Dec-23       A        100%       $  400      $ 9,600      $      0      $  0
PARKIN       994725     1987-Dec-23     2012-Dec-23       A        100%       $  400      $ 9,600      $      0      $  0
PARKIN       994726     1987-Dec-23     2012-Dec-23       A        100%       $  400      $ 9,600      $      0      $  0

                                  SCHEDULE "B"

            TO THAT OPTION AGREEMENT BETWEEN JOHN AND MARIE BRADY AND
             WIDESCOPE RESOURCES INC. DATED ____________ ____, 2010
                            (THE "OPTION AGREEMENT")


                               NET SMELTER ROYALTY
                              TERMS AND CONDITIONS

1. The Net Smelter Royalty shall be equal to 2.5% Net Smelter Returns (as hereinafter defined) (subject to adjustment in accordance with section 5 of the Option Agreement) from any mine in production or put into production as a result of commencing commercial production on The Claims.

2. "Net Smelter Returns" means:

     (a) the actual proceeds received by the Optionee from any mint, smelter, refinery or other purchaser from the sale of ores, minerals, mineral substances, metals (including bullion) or concentrates (collectively "Product") produced from the Claims and sold or proceeds received from an insurer in respect of Product, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payments:

          (i)  smelting and refining charges;

          (ii) penalties, smelter assay costs and umpire assay costs;

          (iii)cost of freight and handling of ores, metals or concentrates from the Claims to any mint, smelter, refinery, or other purchaser;

          (iv) marketing costs;

          (v)  costs of insurance in respect of Product;

          (vi) customs duties, severance tax, royalties, ad valorem or mineral taxes or the like and export and import taxes or tariffs payable in respect of the Product; and

     (b) if the Optionee is not the operator but holds a net smelter return royalty, the same as the net smelter return royalty held by the Optionee.

3. The Net Smelter Royalty will be:

     (a) calculated and paid on a quarterly basis within 45 days after the end of each quarter of the fiscal year for the mine (an "Operating Year"), based on the Net Smelter Returns for such quarter;

     (b) each payment of Net Smelter Royalty will be accompanied by an unaudited statement indicating the calculation of the Royalty hereunder in reasonable detail and the Holder will receive, within three months of the end of each Operating Year, an annual summary unaudited statement (an "Annual Statement") showing in reasonable detail the calculation of the Royalty for the last completed Operating Year and showing all credits and deductions added to or deducted from the amount due to the Holder;

     (c) the holder (the "Holder") of the Net Smelter Royalty will have 45 days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter;

     (d) if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Optionee and the Holder, the Holder will have 12 months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder;

     (e) the audited Annual Statement will be final and determinative of the calculation of the Royalty for the audited period and will be binding on the parties and any overpayment of Royalty will be deducted by the Optionee from the next payment of Royalty and any underpayment of Royalty will be paid forthwith by the Optionee;

     (f) the costs of the audit will be borne by the Holder if the Annual Statement was accurate within 1% or overstated the Royalty payable by greater than 1% and will be borne by the Optionee if such statement understated the Royalty payable by greater than 1%. If the Optionee is obligated to pay for the audit it will forthwith reimburse the Holder for any of the audit costs which it had paid;

     (g) the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the Royalty to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Optionee's operations or procedures; and

     (h) if the Optionee's interest in the Claims is a Net Smelter Return royalty, the Optionee's accounting and reporting obligations to the Holder under this paragraph 3 will be limited to the delivery of such documentation as the Optionee receives from the operator of the Claims in respect of the payment by such operator of Net Smelter Returns to the Optionee.

4. Notwithstanding the provisions of section 3 hereof, the Optionee shall pay advances on account of the Net Smelter Royalty in the amount of $5,000 per annum, payable semi-annually on August 1 and February 1 of each year, commencing as of August 1, 2013, which amounts when paid shall serve to reduce any amounts otherwise payable under section 3 hereof.

5. The determination of the Royalty hereunder is based on the premise that production will be developed solely from the Claims. If the Claims and one or more other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated between the parties and, if the parties fail to agree on such allocation, such will be referred to arbitration pursuant to paragraph 5 of this Agreement. In such arbitration the arbitrator will make reference to this Agreement and to practices used in mining operations that are of a similar nature. The arbitrator will be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator will be final and binding on the parties.

6. Any matters in this Agreement which are to be settled by arbitration will be subject to the following:

     (a) any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto;

     (b) any party may refer any such matter to arbitration by written notice to the other and, within 10 days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

     (c) if the parties cannot agree on a single arbitrator as provided in subparagraph (b), either party may submit the matter to arbitration (before a single arbitrator) in accordance with the ARBITRATION ACT of the Province of British Columbia (the "Act"); and

     (d) except as specifically provided in this paragraph, an arbitration hereunder will be conducted in accordance with the Act. The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this paragraph. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The parties agree that the award of the single arbitrator will be final and binding upon each of them and will not be subject to appeal.

7. The holding of the Royalty will not confer upon the holder thereof any legal or beneficial interest in the Claims. The right to receive a percentage of Net Smelter Returns as and when due is and will be deemed to be a contractual right only. The right to receive a percentage of Net Smelter Returns as and when due will not be deemed to constitute the Holder the partner, agent or legal representative of the Optionee.

8. The Optionee may, if it is the operator of the Claims, but will not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Claims and, except in the case where Products are actually delivered and a sale is actually consumed under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transaction will be taken into account in calculating Net Smelter Returns or any interest therein; provided however, that if the Optionee delivers Product under a price protection or speculative program where the proceeds derived therefrom are less than those that would have been received had the Product been sold at the spot price in effect at the time of sale, the Royalty payable to the Holder will be based on such spot price.

9. The Optionee shall have a Right of First Refusal on the proposed sale by the Holder of all or part of the Royalty as follows:

     (a) if the Holder (in this paragraph called the "Offeror") intends to sell all or part of the Royalty (in this paragraph the "Interest") it will first give notice in writing to the Optionee (in this paragraph called the "Offeree") of such intention together with the terms and conditions on which the Offeror intends to sell the Interest;

     (b) any communication of an intention to sell pursuant to this paragraph will be in writing delivered in accordance with paragraph 13 hereof and will set out fully and clearly all of the terms and conditions of any intended sale and such communication will be deemed to constitute an offer (the "Offer") by the Offeror to the Offeree to sell the Interest to the Offeree on the terms and conditions set out in such Offer;

     (c) any Offer made as contemplated in this paragraph will be open for acceptance by the Offeree for a period of 60 days from the date of receipt of the Offer by the Offeree;

     (d) if the Offeree accepts the Offer within the time provided in subparagraph (c), such acceptance will constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Interest on the terms and conditions set out in the Offer; and

     (e) if the Offeree does not accept the Offer within the time prescribed, the Offeror may complete the sale of the Interest on the terms and conditions set out in the Offer or on terms and conditions substantially similar to, but no more favourable than, the terms and conditions set out in the Offer, within 90 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this paragraph.

10. The operator of the Claims, whether or not it is the Optionee, will be entitled to:

     (a) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, dore, metal and products produced from the Claims;

     (b) make all decisions relating to sales of such concentrate, dore, metal and products produced; and

     (c) make all decisions concerning temporary or long-term cessation of operations.

11. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Option Agreement to which these Terms and Conditions form Schedule "B".